Exhibit 99.1

NEWS RELEASE

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS SECOND QUARTER 2020 RESULTS

Richardson, Texas – August 13, 2020 – INTRUSION Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2020.

INTRUSION’s net loss was $715 thousand in the second quarter 2020, compared to a net income of $1.8 million in the second quarter 2019 and net loss of $465 thousand in the first quarter 2020.

Revenue for the second quarter 2020 was $1.7 million compared to $4.0 million in the second quarter 2019 and $1.8 million for the first quarter 2020.

Gross profit margin was 61 percent of revenue in the second quarter of 2020 compared to 60 percent in the second quarter 2019 and 58 percent in the first quarter 2020.

INTRUSION’s second quarter 2020 operating expenses were $1.7 million compared to $0.7 million in the second quarter 2019 and $1.5 million in the first quarter 2020.

As of June 30, 2020, INTRUSION reported cash and cash equivalents of $2.9 million, working capital of $2.4 million and debt of $630 thousand.

“Order delays have continued into the second quarter of 2020 due to COVID-19. We continue to have positive customer response and look forward to future opportunities.  With reduced government staffing, reporting tasks have been greatly reduced. Government renewal business has experienced some delays; however, contract starts have experienced more significant delays due to the pandemic’s effect on government operations. We anticipate customer orders will pick up in the second half of 2020 provided that government employees continue to return to work,” stated Jack B. Blount, President and CEO of Intrusion. “Thankfully, the commercial cybersecurity market is expected to grow in 2020. This has escalated an already impressive response to our newest solution offering, INTRUSION Shield.”

“Shield has experienced positive progress during Alpha testing and we have identified twelve companies for the Beta release anticipated to begin in September. The configuration of hardware is a single Dell network appliance installed inline inside of the customer’s firewall. The size of the network appliance will vary depending on the number of workstations and the size of the customer’s internet connection be that 1Gb, 10Gb or 100 Gb,” concluded Blount.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT Thursday. Interested investors can access the call at 1-833-360-0880. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 20, 2020 by calling 1-855-859-2056. At the replay prompt, enter conference identification number 9435598. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

INTRUSION

Second Quarter 2020 Results

About INTRUSION Inc.

INTRUSION Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. INTRUSION’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION

Second Quarter 2020 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$2,872	$3,334
Accounts receivable	1,067	1,566
Prepaid expenses	388	152
Total current assets	4,327	5,052
Noncurrent Assets
Property and equipment, net	311	335
Finance leases right-of-use asset, net	41	62
Operating leases right-of-use asset, net	1,223	1,348
Other assets	36	38
Total noncurrent assets	1,611	1,783
TOTAL ASSETS	$5,938	$6,835

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,152	$1,080
Dividends payable	19	20
Finance leases liability, current portion	38	43
Operating leases liability, current portion	291	284
PPP loan payable, current portion	285	—
Deferred revenue	164	516
Total current liabilities	1,949	1,943

Noncurrent Liabilities
Finance leases liability, noncurrent portion	5	21
PPP loan payable, noncurrent portion	345	—
Operating lease liability, noncurrent portion	1,170	1,315
Total noncurrent liabilities	1,520	1,336

Stockholders' Equity:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200
Liquidation preference of $1,012 in 2020 and $1,013 in 2019	707	707
Series 2 shares issued and outstanding – 420 in 2020 and 460 in 2019 Liquidation preference of $1,054 in 2020 and $1,155 in 2019	661	724
Series 3 shares issued and outstanding – 266 in 2020 and 289 in 2019 Liquidation preference of $583 in 2020 and $634 in 2019	379	412
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,802 in 2020 and 13,552 in 2019 Outstanding shares – 13,792 in 2020 and 13,542 in 2019	138	136
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,946	56,759
Accumulated deficit	(55,957)	(54,777)
Accumulated other comprehensive loss	(43)	(43)
Total stockholders' equity	2,469	3,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,938	$6,835

INTRUSION

Second Quarter 2020 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,655	$4,020	$3,450	$7,211
Cost of revenue	651	1,590	1,398	2,874

Gross profit	1,004	2,430	2,052	4,337

Operating expenses:
Sales and marketing	485	46	995	458
Research and development	907	296	1,660	477
General and administrative	326	321	582	652

Operating income (loss)	(714)	1,767	(1,185)	2,750

Interest income	1	—	7	—
Interest expense	(2)	(9)	(2)	(44)

Net income (loss)	$(715)	$1,758	$(1,180)	$2,706

Preferred stock dividends accrued	(33)	(35)	(66)	(69)
Net income (loss) attributable to common stockholders	$(748)	$1,723	$(1,246)	$2,637

Net income (loss) per share attributable to common stockholders:
Basic	$(0.05)	$0.13	$(0.09)	$0.20
Diluted	$(0.05)	$0.11	$(0.09)	$0.17

Weighted average common shares outstanding:
Basic	13,784	13,523	13,743	13,466
Diluted	13,784	15,371	13,743	15,314